Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA/NEW YORK, N.Y. 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

NEWS FOR RELEASE UPON RECEIPT

(October 16, 2014)

INTERVEST BANCSHARES CORPORATION

Reports 2014 Third Quarter Earnings Increase by 62% to $4.2 Million or $0.19 per share

Declares Quarterly Common Stock Dividend of $0.05 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its net earnings available to common stockholders for the third quarter of 2014 (Q3-14) increased 62% to $4.2 million, or $0.19 per share, from $2.6 million, or $0.12 per share, for the third quarter of 2013 (Q3-13). For the first nine months of 2014 (9mths-14), net earnings available to common stockholders increased 49% to $13.8 million, or $0.62 per share, from $9.2 million, or $0.42 per share, for the same period of 2013 (9mths-13).

Returns on average assets and average common stockholders’ equity increased to 1.08% and 8.10% for Q3-14 and to 1.17% and 9.05% for 9mths-14. IBC’s Board of Directors also declared a quarterly cash dividend of $0.05 per share payable on November 24, 2014 to stockholders of record at the close of business November 14, 2014.

Operating Summary

•	There were no preferred dividend requirements in the 2014 periods, compared to $0.3 million in Q3-13 and $1.1 million in 9mths-13.

•	Net interest and dividend income increased to $11.0 million in Q3-14, from $8.8 million in Q3-13, and to $32.1 million in 9mths-14, from $26.4 million in 9mths-13, reflecting a higher net interest margin.

•	The net interest margin (exclusive of loan prepayment income) increased to 2.86% in Q3-14 and 2.81% in 9mths-14, from 2.32% and 2.33% in the same periods of 2013.

•	No provision for loan losses was recorded in Q3-14, compared to $0.3 million in Q3-13. A credit for loan losses of $1.5 million was recorded in 9mths-14 and in 9mths-13. The credit for 9mths-14 reflected improved credit quality resulting from the payoff of substandard loans and other credit upgrades, while the credit for 9mths-13 was primarily due to partial cash recoveries of prior loan charge offs.

•	Noninterest income (inclusive of loan prepayment income) increased to $1.0 million in Q3-14 and to $4.3 million in 9mths-14, from $0.9 million and $2.3 million in the same periods of 2013. The increase for 9mths-14 was primarily due to higher prepayment income ($3.0 million versus $1.9 million in 9mths-13) and no security impairment charges in 9mths-14 (compared to $1.9 million in 9mths-13).

•	No provisions for real estate losses were recorded in the 2014 periods, compared to $0.3 million in Q3-13 and $1.0 million in 9mths-13.

•	Real estate expenses, net of rental and other income, amounted to $0.1 million in Q3-14, compared to $0.2 million in Q3-13. For 9mths-14, these expenses totaled $0.6 million, compared to net income of $1.1 million in 9mths-13. The net income reflected gains from sales of several properties and cash recoveries of expenses associated with previously owned properties. Exclusive of these non-recurring income items, net real estate expenses would have been $1.3 million in 9mths-13.

•	Operating expenses increased to $4.6 million in Q3-14, from $3.9 million in Q3-13, and to $13.1 million in 9mths-14, from $12.0 million in 9mths-13. The increase for both periods was largely due to higher professional fees of $0.8 million associated with the previously announced proposed merger with Bank of the Ozarks, Inc. Contributing to the increase in 9mths-14 was salary increases, higher stock compensation and employee bonus expense totaling $0.8 million, partially offset by a $0.4 million decrease in FDIC insurance premiums.

•	Our efficiency ratio, which measures our ability to control expenses as a percentage of revenues, continued to be favorable and improved to 38% for Q3-14 and 36% for 9mths-14, from 40% and 42% in the same periods of 2013, respectively.

Balance Sheet Summary

•	Assets decreased to $1.51 billion at September 30, 2014, from $1.58 billion at December 31, 2013, as decreases of $80 million in security investments, $13 million in cash and short-term investments and $8 million in properties owned through foreclosure were partially offset by a $48 million increase in loans.

•	Loans increased to $1.18 billion at September 30, 2014, from $1.13 billion at December 31, 2013.

•	New loan originations for 9mths-14 totaled $223 million, compared to $221 million for 9mths-13, while loan repayments decreased to $175 million from $225 million in the same periods, respectively.

•	Deposits decreased $68 million to $1.21 billion at September 30, 2014, from $1.28 billion at December 31, 2013.

•	Stockholders’ equity increased to $206 million at September 30, 2014, from $197 million at December 31, 2013.

•	INB’s regulatory capital ratios at September 30, 2014 were as follows: Tier One Leverage - 16.44%; Tier One Risk-Based Capital - 20.22%; and Total Risk-Based Capital - 21.48%.

•	Book value per common share increased to $9.35 at September 30, 2014, from $8.99 at December 31, 2013.

Net Interest and Dividend Income

The increase in net interest and dividend income for both periods of 2014 was driven by an improved interest rate spread and a higher ratio of interest-earning assets to interest-bearing liabilities due to deployment of cash into new loans. The net interest margin improved to 2.86% in Q3-14 from 2.32% in Q3-13, primarily due to a 57 basis point increase in the interest rate spread and a $48 million increase in net interest-earning assets. The higher spread reflected primarily the run-off of higher-cost legacy CDs, which reduced the average cost of funds by 52 basis points to 1.50% in Q3-14 from 2.02% in Q3-13. At the same time, the average yield on interest-earning assets increased slightly to 4.15% in Q3-14 from 4.10% in Q3-13 as slightly higher yields on security investments and the growth in net interest-earning assets were mostly offset by the negative impact of payoffs of older, higher yielding loans coupled with new loan originations at lower market interest rates.

Total average interest-earning assets increased by $12 million in Q3-14 from Q3-13, reflecting a $92 million increase in loans, partially offset by an $80 million decrease in total securities and overnight investments. At the same time, average deposits decreased by $36 million, while average stockholders’ equity increased by $5 million.

For 9mths-14, the net interest margin increased to 2.81%, from 2.33% in 9mths-13. The average cost of funds decreased by 53 basis points to 1.55% in 9mths-14, from 2.08% in 9mths-13, while the average yield on interest-earning assets decreased by 3 basis points to 4.16% in 9mths-14, from 4.19% in 9mths-13. Total average interest-earning assets increased for the 9mths-14 by $11 million from 9mths-13, reflecting an increase of $78 million in loans, partially offset by a $67 million decrease in total securities and overnight investments. At the same time, average deposits decreased by $29 million and average stockholders’ equity decreased by $7 million. Average stockholders’ equity for both periods of 2014 was impacted by the repurchase and retirement of $25 million of TARP preferred stock (plus payment of $5.1 million of preferred dividends) during the middle of 2013 and the repurchase and cancelation (for $2.9 million) in September 2014 of a related common stock warrant as discussed below.

Security Investments

The $80 million decrease in securities was due to repayments and sales exceeding new purchases. In Q3-14, INB transferred its entire portfolio of securities held to maturity (with a then carrying value of $352 million and estimated fair value of $349 million) to the available-for-sale (“AFS”) category in order to provide additional flexibility in executing asset and liability management strategies. During Q3-14, proceeds from periodic sales of AFS securities totaled $37 million, resulting in a net realized gain of $0.2 million. The sales enhanced INB’s liquidity to fund new loans and planned deposit outflow. INB’s current strategy is to re-deploy low-yielding investments into loans. INB also significantly reduced its interest rates offered on longer-terms CDs from a high of 1.92% to 1.24% on its five-year CD term during Q3-14. INB’s loan-to-deposit ratio increased to 92% at September 30, 2014 from 84% at December 31, 2013.

Loans and Allowance for Loan Losses

The $48 million increase in loans reflected $223 million of originations, partially offset by payoffs, principal amortization and partial pay downs totaling $175 million. New originations were comprised primarily of $176 million of commercial real estate (CRE) loans and $39 million of multifamily loans. New CRE loans included loans on $30 million of single tenant credit and $38 million of single tenant non-credit properties. New originations for 9mths-14 had a weighted-average rate, term, debt service coverage ratio and loan-to-value ratio of 4.70%, 6.5 years, 1.24x and 60%, respectively, compared to 4.40%, 6.6 years, 1.35x and 61%, respectively, for new loans originated in 9mths-13. Nearly all new loans in both periods had fixed interest rates. Loans paid off in 9mths-14 and 9mths-13 had a weighted-average rate of 5.25% and 5.96%, respectively.

At September 30, 2014, our loan portfolio remained concentrated in CRE loans, with 77% of loans secured by CRE, 17% secured by multifamily properties and 5% by investor-owned, 1-4 family condominiums. The single tenant category totaled $212 million at September 30, 2014, or approximately 23% of the total CRE loan portfolio, up from $157 million and 19% at December 31, 2013.

At September 30, 2014, the allowance for loan losses totaled $26.6 million, or 2.27% of total loans, compared to $27.8 million, or 2.47%, at December 31, 2013. The allowance included at each date $5.1 million and $6.1 million, respectively, allocated to impaired loans.

Asset Quality

Impaired loans (nonaccrual, restructured (TDRs) and one other accruing and performing loan) totaled $54.9 million at September 30, 2014, compared to $57.2 million at December 31, 2013. Nonaccrual loans decreased to $22.5 million at September 30, 2014, from $35.9 million at December 31, 2013, primarily reflecting one loan transferred to an accruing TDR status. Nonaccrual loans included TDRs at each date of $19.9 million and $33.2 million, respectively. These TDRs were current and had a weighted-average interest rate of 4.31% as of September 30, 2014. Accruing TDR loans increased to $24.7 million at September 30, 2014 from $13.4 million at December 31, 2013, due to the transfer of the loan noted above. These TDRs had a weighted-average interest rate of approximately 5% at September 30, 2014.

Real estate acquired through foreclosure decreased to $2.6 million at September 30, 2014, from $10.6 million at December 31, 2013, reflecting sales of two properties.

Deposits

The $68 million decrease in deposits reflected a $41 million decrease in certificate of deposit accounts and a $27 million decrease in total money market and checking accounts.

Stockholders’ Equity

The $9 million increase in stockholders’ equity reflected primarily net earnings of $13.8 million, partially offset by $2.2 million of common dividends paid and $2.9 million paid on September 3, 2014 to repurchase and cancel a common stock warrant held by the U.S. Treasury. The warrant was issued by IBC in December 2008 in connection with its participation in the TARP Capital Purchase Program and it had permitted the Treasury to purchase up to 691,882 shares of IBC’s common stock at an exercise price of $5.42 per share. There are no other investments from IBC’s participation in TARP that remain outstanding. IBC’s $25 million TARP preferred stock was repurchased and retired during June and August 2013.

Proposed Merger

IBC entered into a definitive agreement and plan of merger dated July 31, 2014, among Bank of the Ozarks, Inc. (“Ozarks”), Bank of the Ozarks, IBC and INB, relating to a proposed merger transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Ozarks or IBC or the solicitation of any vote or approval. In connection with the proposed transaction, Ozarks filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a proxy statement/prospectus. The proxy statement/prospectus contains important information about Ozarks, IBC, the transaction and related matters. When available, copies of the proxy statement/prospectus will be mailed to IBC stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders are also able to obtain free copies of the documents filed with the SEC by IBC at IBC’s website at www.intervestbancsharescorporation.com.

Ozarks, IBC, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from IBC stockholders in favor of the approval of the proposed transaction. Information regarding IBC’s executive officers and directors is included in IBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014 and IBC’s definitive proxy statement on Schedule 14A filed with the SEC on April 1, 2014, and information regarding Ozarks’ executive officers and directors is included in Ozarks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014 and Ozarks’ definitive proxy statement on Schedule 14A filed with the SEC on March 11, 2014. Descriptions of the interests of the directors and executive officers of IBC and Ozarks in the proposed transaction will be set forth in the proxy statement/prospectus and other relevant documents filed with the SEC.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management, the requisite stockholder or regulatory approval of the previously disclosed proposed merger with Bank of the Ozarks may not be received or other conditions to the completion of the proposed merger might not be satisfied or waived; and our business and operations will continue to be impacted until the proposed merger transaction is either consummated or terminated. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

For further information, contact:

Lowell S. Dansker, Chairman

Phone 212-218-2800

Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended September 30,		Nine-Months Ended September 30,
Selected Operating Data:	2014	2013	2014	2013
Interest and dividend income	$15,916	$15,624	$47,495	$47,496
Interest expense	4,926	6,794	15,391	21,087

Net interest and dividend income	10,990	8,830	32,104	26,409
Provision (credit) for loan losses	—	250	(1,500)	(1,500)
Noninterest income	1,009	901	4,336	2,346
Noninterest expenses:
Provision for real estate losses	—	250	—	955
Real estate expenses (income), net	117	212	616	(1,120)
Operating expenses	4,614	3,862	13,112	11,954

Earnings before income taxes	7,268	5,157	24,212	18,466
Provision for income taxes	3,088	2,300	10,452	8,179

Net earnings before preferred dividend requirements	4,180	2,857	13,760	10,287
Preferred dividend requirements (1)	—	269	—	1,057

Net earnings available to common stockholders	$4,180	$2,588	$13,760	$9,230

Basic and diluted earnings per common share	$0.19	$0.12	$0.62	$0.42
Cash dividends paid per common share	$0.05	—	$0.10	—
Preferred cash dividends paid	—	$3,840	—	$5,068
Average shares used for basic earnings per share	22,024,722	21,915,596	22,013,754	21,891,886
Average shares used for diluted earnings per share (2)	22,268,245	22,051,462	22,206,735	21,972,950
Common shares outstanding at end of period	22,023,990	21,916,623	22,023,990	21,916,623
Common stock options/warrants outstanding at end of period (2)	330,496	1,054,455	330,496	1,054,455
Yield on interest-earning assets	4.15%	4.10%	4.16%	4.19%
Cost of funds	1.50%	2.02%	1.55%	2.08%
Net interest margin (3)	2.86%	2.32%	2.81%	2.33%
Return on average assets (annualized)	1.08%	0.72%	1.17%	0.85%
Return on average common equity (annualized)	8.10%	5.94%	9.05%	7.20%
Effective income tax rate	43%	45%	43%	44%
Efficiency ratio (4)	38%	40%	36%	42%
Average loans outstanding	$1,169,968	$1,077,578	$1,156,620	$1,078,483
Average securities outstanding	346,671	422,234	362,312	426,153
Average short-term investments outstanding	6,522	11,027	7,508	11,080
Average assets outstanding	1,548,580	1,577,214	1,573,496	1,609,523
Average interest-bearing deposits outstanding	$1,243,145	$1,278,867	$1,271,658	$1,300,465
Average borrowings outstanding	56,702	56,702	56,702	56,702
Average stockholders’ equity	206,359	201,401	202,666	209,847

Selected Financial Condition Information:	At Sep 30, 2014	At Jun 30, 2014	At Mar 31, 2014	At Dec 31, 2013	At Sep 30, 2013
Total assets	$1,511,203	$1,571,824	$1,596,027	$1,567,796	$1,584,239
Cash and short-term investments	11,483	35,367	79,157	24,700	30,253
Securities held to maturity	—	358,338	346,425	383,937	416,321
Securities available for sale	305,347	994	980	965	1,016
Loans, net of unearned fees	1,175,269	1,157,957	1,142,231	1,127,522	1,100,277
Allowance for loan losses	26,634	26,598	27,418	27,833	26,777
Allowance for loan losses/net loans	2.27%	2.30%	2.40%	2.47%	2.43%
Deposits	1,214,324	1,277,823	1,303,972	1,282,232	1,298,403
Borrowed funds and accrued interest payable	56,758	56,760	56,769	57,570	57,165
Common stockholders’ equity	205,879	206,579	201,644	196,991	192,288
Common book value per share (5)	9.35	9.38	9.16	8.99	8.77
Loan recoveries for the quarter	$36	$180	$85	$106	$72
Real estate chargeoffs for the quarter	—	803	824	256	4,171
Security impairment writedowns for the quarter	—	—	—	—	273
Impaired Loans:
Nonaccrual loans (6)	$22,538	$23,005	$38,750	$35,903	$39,517
Accruing troubled debt restructured (TDR) loans (7)	24,690	27,088	13,337	13,429	11,381
Accruing performing loan	7,677	7,727	7,777	7,828	—
Real estate owned, net of valuation allowance	2,650	2,650	9,335	10,669	12,019
Investment securities on a cash basis	—	—	—	—	2,604
Loans 90 days past due and still accruing (8)	3,965	2,993	—	4,087	18,403
Loans 60-89 days past due and still accruing	3,731	—	—	—	3,265
Loans 31-59 days past due and still accruing	—	—	10,927	2,642	—

(1)	Represents dividend requirements on cumulative preferred stock outstanding during the period plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 110,040 shares and 234,430 shares were not dilutive for the 2014 and 2013 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 2.98%, 2.48%, 3.07% and 2.49%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status, or cash basis, of $20 million, $18 million, $33 million, $33 million and $36 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At September 30, 2014, all loans were performing and were yielding approximately 5% on a weighted-average basis.
(8)	Represents two performing and paying loans at September 30, 2014 that matured and were in the process of an extension.

INTERVEST BANCSHARES CORPORATION

Consolidated Historical Financial Information

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
Balance Sheet Highlights:
Total assets	$1,511,203	$1,567,796	$1,665,792	$1,969,540	$2,070,868
Cash and short-term investments	11,483	24,700	60,395	29,863	23,911
Securities held to maturity	—	383,937	443,777	700,444	614,335
Securities available for sale	305,347	965	1,000	—	—
Loans, net of unearned fees	1,175,269	1,127,522	1,107,466	1,163,790	1,337,326
Allowance for loan losses	26,634	27,833	28,103	30,415	34,840
Allowance for loan losses/net loans	2.27%	2.47%	2.54%	2.61%	2.61%
Deposits	1,214,324	1,282,232	1,362,619	1,662,024	1,766,083
Borrowed funds and accrued interest payable	56,758	57,570	62,930	78,606	84,676
Preferred stockholder’s equity	—	—	24,624	24,238	23,852
Common stockholders’ equity	205,879	196,991	186,323	173,293	162,108
Common book value per share (1)	9.35	8.99	8.44	8.07	7.61
Market price per common share	9.56	7.51	3.89	2.65	2.93
Asset Quality Highlights
Impaired Loans:
Nonaccrual loans	$22,538	$35,903	$45,898	$57,240	$52,923
Accruing troubled debt restructured loans	24,690	13,429	20,076	9,030	3,632
Accruing performing loan	7,677	7,828	—	—	—
Real estate owned, net of valuation allowance	2,650	10,669	15,923	28,278	27,064
Investment securities on a cash basis	—	—	3,721	4,378	2,318
Loans 90 days past due and still accruing	3,965	4,087	4,391	1,925	7,481
Loans 31-89 days past due and still accruing	3,731	2,642	15,497	28,770	11,364
Loan chargeoffs	—	1,938	3,152	9,598	100,146
Loan recoveries	301	2,218	840	155	883
Real estate chargeoffs	1,627	4,427	4,766	—	15,614
Impairment writedowns on security investments	—	964	582	201	1,192
Statement of Operations Highlights:
Interest and dividend income	$47,495	$63,616	$77,284	$92,837	$107,072
Interest expense	15,391	27,110	38,067	50,540	62,692

Net interest and dividend income	32,104	36,506	39,217	42,297	44,380
(Credit) provision for loan losses	(1,500)	(550)	—	5,018	101,463
Noninterest income	4,336	4,946	6,194	4,308	2,110
Noninterest expenses:
Provision for real estate losses	—	1,105	4,068	3,349	15,509
Real estate expenses (income), net	616	(836)	2,146	1,619	4,105
Operating expenses	13,112	15,584	16,668	15,861	19,069

Earnings (loss) before income taxes	24,212	26,149	22,529	20,758	(93,656)
Provision (benefit) for income taxes	10,452	11,655	10,307	9,512	(40,348)

Net earnings (loss) before preferred dividend requirements	13,760	14,494	12,222	11,246	(53,308)
Preferred dividend requirements	—	1,057	1,801	1,730	1,667

Net earnings (loss) available to common stockholders	$13,760	$13,437	$10,421	$9,516	$(54,975)

Basic earnings (loss) per common share	$0.62	$0.61	$0.48	$0.45	$(4.95)
Diluted earnings (loss) per common share	$0.62	$0.61	$0.48	$0.45	$(4.95)
Cash dividends paid per common share	$0.10	—	—	—	—
Average common shares used to calculate:
Basic earnings (loss) per common share	22,013,754	21,894,030	21,566,009	21,126,187	11,101,196
Diluted earnings (loss) per common share	22,206,735	21,993,626	21,568,196	21,126,187	11,101,196
Common shares outstanding	22,023,990	21,918,623	21,589,589	21,125,289	21,126,489
Other ratios:
Net interest margin (2)	2.81%	2.39%	2.29%	2.18%	2.11%
Return on average assets	1.17%	0.90%	0.66%	0.56%	-2.42%
Return on average common equity	9.05%	7.58%	6.82%	6.74%	-32.20%
Effective income tax rate	43%	45%	46%	46%	43%
Efficiency ratio	36%	38%	37%	34%	41%

(1)	Represents common stockholders’ equity less any preferred dividends in arrears (none at September 30, 2014 and December 31, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 3.07%, 2.56%, 2.59%, 2.31% and 2.17%, respectively.